Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated:

☐	June 4, 2009, with respect to the consolidated financial statements and internal control over financial reporting of GeoResources, Inc. included in Amendment No. 1 of the Annual Report of GeoResources, Inc. on Form 10-K/A for the year ended December 31, 2008 and

☐	July 24, 2009, with respect to the statements of revenues and direct operating expenses of the SBE Partners’ properties included in Amendment No. 1 of the Current Report of GeoResources, Inc. on Form 8-K/A dated May 29, 2009 which are incorporated by reference in Amendment No. 4 to this Registration Statement and supplemental prospectus. We consent to the incorporation by reference in Amendment No. 4 to the Registration Statement and supplemental prospectus of the aforementioned reports and to the use of our name as it appears under the caption “Experts.”

/S/ GRANT THORNTON LLP

Houston, Texas
November 13, 2009